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                                                                    Exhibit 10.1

                           [Ropes & Gray Letterhead]


                                 July 11, 1991



Harris Associates Investment Trust
Two North LaSalle Street
Chicago, Illinois 60602-3790

Gentlemen:

     We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of shares of beneficial interest (the "Shares") of The Oakmark Fund (the "Fund"), a series of Harris Associates Investment Trust (the "Trust"), being registered under the Securities Act of 1933, as amended, by a Registration Statement on Form N-1A (the "Registration Statement").

     We have acted as Massachusetts counsel for the Trust in connection with its organization and are familiar with the action taken by its trustees to authorize the issuance of the Shares. We have examined its by-laws and its Agreement and Declaration of Trust on file at the Office of the Secretary of State of The Commonwealth of Massachusetts and we have also examined such other documents as we deem necessary for the purpose of this opinion.

     We assume that appropriate action has been or will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities and that upon sales of the Shares the Trust will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares and upon the issue of any thereof for cash at net asset value and receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid, and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust's property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring

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financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                /s/ Ropes & Gray
                                -------------------------
                                Ropes & Gray

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